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                                                                    EXHIBIT 99.0



                          WASHINGTON GAS LIGHT COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       TWELVE MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

                             (Dollars in Thousands)



FIXED CHARGES:

   Interest Expense..........................................................       $    31,109
   Amortization of Debt Premium, Discount and Expense........................               354
   Interest Component of Rentals.............................................                40
                                                                                    -----------
        Total Fixed Charges..................................................       $    31,503
                                                                                    ===========


EARNINGS:
   Net Income................................................................       $    61,101
   Add:
        Income Taxes Applicable to Operating Income..........................            34,435
        Income Tax Applicable to Other Income (Loss) - Net...................               374
        Total Fixed Charges..................................................            31,503
                                                                                    -----------
   Total Earnings............................................................       $   127,413
                                                                                    ===========
   Ratio of Earnings to Fixed Charges........................................               4.0
                                                                                    ===========





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